Exhibit 99.1

Contact:	Mike Cockrell

Treasurer & Chief Financial Officer

(601) 649-4030

SANDERSON FARMS, INC. NAMES

SUZANNE MESTAYER TO BOARD OF DIRECTORS

COMPANY ANNOUNCES QUARTERLY DIVIDEND

LAUREL, Miss. (July 20, 2017) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that Suzanne T. Mestayer was elected to the Company’s Board of Directors, effective July 20, 2017. She will fill a Class B director vacancy with a term expiring at the next annual meeting of shareholders in 2018.

Mestayer is owner and managing principal of ThirtyNorth Investments, LLC, an independent registered investment advisory firm in New Orleans, Louisiana, which provides investment management and consultation services to families, retirement plans, for-profit and non-profit organizations and trusts. She previously was founder and managing member of Advisean Partners, LLC, a private investing and business consulting company. Prior to this, she held senior management positions in the banking industry with Regions Bank and First Commerce Corporation. She has served on the board of the Federal Reserve Bank of Atlanta, New Orleans branch, since 2014. Mestayer was also a member of the Board of Directors of McMoRan Exploration Co., a NYSE-listed company, until its acquisition in 2013, where she served on both the audit and compensation committees.

Mestayer has been an active volunteer holding extensive leadership positions in the New Orleans community. She is currently Chairperson of the Ochsner Health System, one of the largest healthcare systems in Louisiana. In this role, she has presided over a period of significant strategic growth for the private non-profit academic and multi-specialty healthcare delivery system. Her other civic leadership includes serving on the boards of the National World War II Museum, Loyola University New Orleans, Business Council of New Orleans, Greater New Orleans, Inc., New Orleans Startup Fund, United Way of Greater New Orleans and International Women’s Forum. She has a bachelor’s degree in accounting from Louisiana State University and holds the CIMA® certification and is a CPA-inactive.

Commenting on the announcement, Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc., said, “We are pleased and fortunate to have Suzanne Mestayer join our Board of Directors as an independent director. With her extensive experience and successful career in the investment and commercial banking industries, she is an excellent choice for Sanderson Farms. She brings a significant level of board expertise, having served on over twenty boards, including a public company and a wide range of civic organizations in the New Orleans community. We are confident she will make an immediate and meaningful contribution to the work of the Sanderson Farms’ Board of Directors, and we look forward to her participation as we continue to execute our growth strategy.”

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.24 (twenty-four cents) per share payable August 15, 2017, to stockholders of record on August 1, 2017.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

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Sanderson Farms Announces New Board Member and Quarterly Dividend

July 20, 2017

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply of feed grains.

(12) Failure to respond to changing consumer preferences and negative media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation or litigation that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future operations, management and growth plans.

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